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                                                                     EXHIBIT 3.1


           SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                               bamboo.com, Inc.


     bamboo.com, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") hereby certifies as follows:

     1. That the Corporation was incorporated on March 26, 1998 under the name Jutvision Corporation, pursuant to the General Corporation Law.

     2. Pursuant to Sections 242 and 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the First Amended and Restated Certificate of Incorporation of the Corporation.

     3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

     ONE.      That the name of the Corporation is:  bamboo.com, Inc.

     TWO.      The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is Corporation Service Company.

     THREE.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

     FOUR.     The Corporation is authorized to issue three classes of stock to be designated, respectively, "Common Stock," "Class B Common Stock" and "Preferred Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is 10,000,000, with a par value of $0.001 per share. The total number of shares of Class B Common Stock that the Corporation is authorized to issue is 2,650,548, with a par value of $0.0001 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 2,557,130 with a par value of $0.001 per share, 231,250 of which are designated "Series A Preferred Stock," 2,324,780 of which are designated "Series B Preferred Stock" and 1,100 of which is designated "Series C Redeemable Preferred Stock."

     FIVE.     The special rights of Common Stock and the Class B Common Stock or the holders thereof are as follows:
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     1.   General.  The voting, dividend and liquidation rights of the holders
          -------
of the Common Stock and Class B Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series. Except as otherwise required by the General Corporation Law or as otherwise provided in this Certificate of Incorporation, each share of Common Stock and Class B Common Stock shall have identical rights, preferences, privileges and restrictions, including rights in liquidation. Each provision of this Article Five shall be severable and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

     2.   Voting.  The holders of the Common Stock and Class B Common Stock are
          ------
entitled to one vote for each share held at all meeting of stockholders (and written actions in lieu of meeting). With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Common Stock and Class B Common Stock shall have voted together without regard to class. There shall be no cumulative voting.

     The number of authorized shares of Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding, including shares issuable upon conversion of shares of Preferred Stock then outstanding, and upon exercise of options and warrants then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

     3.   Dividends.  No dividends shall be paid on the Class B Common Stock.
          ---------

     4.   Liquidation.  The Class B Common Stock shall not be entitled to
          -----------
receive any assets of the Corporation upon the dissolution or liquidation of the Corporation.

     5.   Mandatory Redemption of Class B Common Stock.  Upon the issuance of
          --------------------------------------------
any shares of Common Stock to a holder of Class B Common Stock in connection with the conversion (a "Conversion Event") by such holder of any Series C Convertible Preferred Shares, no par value per share, of bamboo.com Canada, Inc., an Ontario Corporation (formerly named Jutvision Canada, Inc.)("bamboo.com Canada") ("bamboo.com Canada Series C Preferred"), such holder's shares of Class B Common Stock shall be automatically redeemed, out of funds legally available therefor, by the Corporation for par value. The number of shares of Class B Common Stock redeemed shall be equal to that number of shares of Common Stock issued to the holder upon the Conversion Event. Upon a Conversion Event, the Class B Common Stock held by the stockholder participating in the Conversion Event shall only represent the right to receive par value for each Class B Common Stock share from the Corporation and all others rights of the Class B Common Stock shall be automatically extinguished. Further, upon a Conversion Event, the Corporation shall have no obligation to issue shares of Common Stock to any holder converting bamboo.com Canada Series C Preferred shares until said holder surrenders (or constructively surrenders, as the case may be, if the certificate or certificates for such shares are being held for such holder by bamboo.com Canada, or if bamboo.com

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Canada has not yet issued and delivered such certificate or certificates to the holder) the certificates, duly endorsed, at the office of the Corporation or of any transfer agent for the equal number shares of Class B Common Stock for redemption by the Corporation or such holder provides the Corporation with a lost certificate affidavit, in a form acceptable to the Corporation. Such redemption shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be redeemed. Nothing in this Section 5 shall require the redemption of a holder's Class B Common Stock upon the issuance of Common Stock to such holder separate from a Conversion Event.

     6.   Transfer of Stock Pairing.
          -------------------------

          (a) Subject to the restrictions on transfer of stock described in the Corporation's Bylaws, as amended from time to time, upon surrender to any transfer agent of the Corporation of a certificate of shares of the Corporation duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

          (b) Until the limitations on transfer set forth in the Conversion and Pairing Agreement (the "Conversion and Pairing Agreement"), dated as of January 1, 1999, by and between the Corporation and bamboo.com Canada, as amended by that Amended and Restated Conversion and Pairing Agreement dated as of June 7, 1999, and which may be amended from time to time in accordance with the provisions thereof, shall be terminated:

               (i) All shares of Class B Common Stock that are paired pursuant to the Conversion and Pairing Agreement with the bamboo.com Canada Series C Preferred shall not be transferable, and shall not be transferred on the stock transfer books of the Corporation, unless (i) a simultaneous transfer of bamboo.com Canada Series C Preferred is made by the same transferor to the same transferee for the same number of shares or (ii) arrangements have been made with bamboo.com Canada for the acquisition by the transferee of a like number of shares of bamboo.com Canada Series C Preferred and such shares are paired with the Class B Common Stock. Any purported transfer of Class B Common Stock in violation of this Section 6 shall be void ab initio, and the intended
                                                   -- ------
transferee shall acquire no rights in such shares of Class B Common Stock.

               (ii) Each certificate evidencing ownership of shares of Class B Common Stock of the Corporation that are paired pursuant to the Conversion and Pairing Agreement and issued and not canceled prior to the effectiveness of the Conversion and Pairing Agreement shall be deemed to evidence a like number of bamboo.com Canada Series C Preferred shares.

               (iii) A legend shall be placed on the face of each certificate evidencing ownership of shares of Class B Common Stock referring to the restrictions on transfer set forth herein.

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               (iv) A copy of the Conversion and Pairing Agreement shall be made available to the stockholders upon request, without charge.

          (c) Nothing in this Section 6 shall prohibit the redemption of the Class B Common Stock, as provided for by Section 5 hereof, upon the conversion of the bamboo.com Canada Series C Preferred into Common Stock.

     SIX. The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as set forth below.

     1.   Dividend Provisions.
          -------------------

          (a)  Series C Redeemable Preferred Stock Provisions.  The holders of
               ----------------------------------------------
Series C Redeemable Preferred Stock shall be entitled to receive cumulative dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling a holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Series B Preferred, Series A Preferred, Class B Common and Common Stock of this corporation at the rate of $500.00 per share, per annum, accruing annually from June 30, 2000. Dividends on the holders of Series C Redeemable Preferred Stock shall not accrue prior to June 30, 2000.

          (b)  Series A and Series B Preferred Stock. The holders of shares of
               -------------------------------------
Series A and Series B Preferred Stock shall be entitled to receive dividends, out of any assets or funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of $0.32 and $0.4646, respectively, per share per annum (as adjusted for any stock dividends, combinations, recapitalizations or splits and the like), or, if greater (as determined on a per annum basis and on an as converted basis for the Series A and Series B Preferred Stock), an amount equal to that paid on any other outstanding shares of this Corporation. Such dividends on Common Stock and the Series A and Series B Preferred Stock shall be payable quarterly when, as and if declared by the Board of Directors, and shall not be cumulative, and no right shall accrue to holders of Common Stock or Series A and Series B Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period. No dividends shall be paid on either the Common Stock or Series A Preferred Stock in any year unless an equal dividend shall have been paid on the Series B Preferred Stock.

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     2.   Liquidation Preference.
          ----------------------

          (a)  Preferred Preference.
               --------------------

               (i) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of shares of the Series A and Series B Preferred Stock shall rank on a parity with each other and be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation, whether such assets are capital surplus or earnings, to the holders of Common Stock or Class B Common Stock (collectively "Common Equity") by reason of their ownership thereof, an amount per share equal to $4.00 and $5.807, for each outstanding share of Series A or Series B Preferred Stock (as adjusted for any stock dividends, combinations, recapitalizations or splits and the like), respectively, plus an amount equal to any declared but unpaid dividends on such share up to the date fixed for distribution. If upon the occurrence of such liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the assets and funds thus distributed among the holders of the Series A and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series A and Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

               (ii) After payment of the full amount due to the holders of Series A Preferred Stock and Series B Preferred Stock as provided in subsection
(i) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series B Preferred Stock and Common Stock pro rata based on the number of shares Common Stock held by each holder, except that in the case of the Series B Preferred Stock, the number of shares of Common Stock held shall be the number of such shares into which the Series B Preferred Stock are then convertible; provided, however, that
                                                         --------  -------
(i) in the case of any liquidation, dissolution or winding up of this Corporation on or before December 31, 1999, at such time as the distribution of liquidation preferences pursuant to this Section 2 shall equal $8.7105 per share of Series B Preferred Stock, the holders of Series B Preferred Stock shall not be entitled to any further distribution pursuant to this Section 2 with respect to shares of Series B Preferred Stock and (ii) in the case of any liquidation, dissolution or winding up of this Corporation after December 31, 1999, at such time as the distribution of liquidation preferences pursuant to this Section 2 shall equal $14.5175 per share of Series B Preferred Stock, the holders of Series B Preferred Stock shall not be entitled to any further distribution pursuant to this Section 2 with respect to shares of Series B Preferred Stock. Thereafter, all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed pro rata among the holders of Common Stock.

          (b)  Mergers.  A sale of all or substantially all of the assets of
               -------
this Corporation or a merger, consolidation, reorganization of the Corporation with or into another corporation through one or a series of related transactions in which the stockholders of this Corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) (a "Change in Control") immediately after the transaction shall be deemed to be a liquidation,

                                      -5-
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dissolution or winding up within the meaning of this Section 2; provided that the holders of Series A and Series B Preferred Stock and Common Stock shall be paid at the closing in cash or in securities received or in a combination thereof (which combination shall be in the same proportions as the consideration received in the transaction) in amounts as specified in Section 2(a) above. Any securities to be delivered to the holders of the Series A and Series B Preferred Stock and Common Stock pursuant to this Section 2(b) shall be valued as follows:

               (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

               (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices (or closing sales prices, which ever is applicable) over the 30-day period ending three (3) business days prior to the closing; and

               (iii) if there is no active public market, the value shall be the fair market value thereof as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Series A and Series B Preferred Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of Series A and Series B Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Series A and Series B Preferred Stock.

          (c)  Notice.  In the event of any voluntary or involuntary
               ------
liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or ten (10) days prior to any stockholders' meeting called to approve such action, or ten (10) days after the commencement of any involuntary proceeding, or ten (10) days prior to the closing of such transaction, whichever is earlier, give each holder of shares of Preferred Stock (including the holder of the Series C Redeemable Preferred Stock) written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Preferred Stock and Series B Preferred Stock upon consummation of the proposed action, and the date of delivery thereof. If any material change in the facts set forth in the written notice shall occur, the Corporation shall promptly give written notice of such material change to each holder of shares of Preferred Stock.

          (d)  Effect of Noncompliance.  In the event the requirements of this
               -----------------------
Section 2 are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A and Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in
Section 2(c) hereof.

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     3.   Redemption Rights.
          -----------------

          (a)  Redemption at the Corporation's Option.  The Corporation may
               --------------------------------------
redeem the Series C Redeemable Preferred Stock at any time, to the extent it may lawfully do so. The Corporation shall effect such redemption by paying in cash in exchange for each share of Series C Redeemable Preferred Stock to be redeemed a sum equal to $10,000.00 plus all accrued and unpaid dividends, if any, on such share of Series C Redeemable Preferred Stock as provided for in Section 1 above (the "Redemption Price"). At least fifteen (15) but no more than thirty (30) days prior to the date the Corporation intends to redeem Series C Redeemable Preferred Stock, a written notice will be mailed, postage prepaid, to each holder of the Series C Redeemable Preferred Stock to be redeemed, at the holder's address last shown on the records of the Corporation, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, specifying the date of redemption and the Redemption Price and calling upon such holder to surrender to the Corporation, at the offices of the Corporation or any other location that the Corporation shall designate, its certificate or certificates representing the share or shares to be redeemed. On or prior to the date specified in the notice of redemption, each holder of the Series C Redeemable Preferred Stock to be redeemed shall surrender its certificate or certificates representing such share or shares to the Corporation at the offices of the Corporation or any other location as the Corporation shall designate, and thereupon the Redemption Price of such share shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on or prior to the date of redemption hereunder, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company, for the benefit of the holders of the Series C Redeemable Preferred Stock, whose shares are to be redeemed, then from after the close of business on the date of the redemption as specified in the notice discussed in this Section 3, all rights of the holders to such shares as the holders of Series C Redeemable Preferred Stock of the Corporation (except the right to receive the Redemption Price without interest upon surrender of its certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose.

          (b)  Redemption at the Holders' Option  The holders of the outstanding
               ---------------------------------
share of Series C Redeemable Preferred Stock may require the Corporation, to the extent it may lawfully do so, to redeem the Series C Redeemable Preferred Stock in a single installment any time after a "Redemption Event" (as defined below). The Corporation shall effect such redemption by paying in cash in exchange for each share of Series C Redeemable Preferred Stock to be redeemed the Redemption Price. "Redemption Event" means the earliest to occur of: (i) the sale of the Corporation's Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Action of 1933, as amended, the public offering price of which was not less than Ten Million Dollars ($10,000,000.00) in the aggregate, (ii) a Change in Control, and (iii) June 8, 2004. On the date of the Redemption Event, subject to the prompt

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surrender of certificate or certificates by the holders of Series C Redeemable
Preferred Stock representing such share or shares to be redeemed by the Corporation, the Corporation shall immediately pay to the order of the entity or person whose name appears on such certificate or certificates as the owner thereof the Redemption Price and the certificate or certificates shall be canceled. If, on or prior to the date of redemption hereunder, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company, for the benefit of the holders of the Series C Redeemable Preferred Stock, whose shares are being redeemed, then from after the close of business on the date of the redemption as specified in the notice discussed in this Section 3, all rights of the holders to such shares as the holders of Series C Redeemable Preferred Stock of the Corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose.

          (c)  Trust Fund.  On or prior to the date the share of Series C
               ----------
Redeemable Preferred Stock is to be redeemed, the Corporation may deposit the Redemption Price with a bank or trust company as a trust fund for the benefit of the holder of the share designated for redemption.

          (d)  Insufficient Funds.  If the funds of the Corporation legally
               ------------------
available for redemption of the shares of Series C Redeemable Preferred Stock are insufficient to redeem all of the shares of Series C Redeemable Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible amount of such outstanding shares from the holders thereof in proportion to their relative ownership of all shares of Series C Redeemable Preferred Stock then outstanding. Any remainder of the shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the shares of Series C Redeemable Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem, but which has not been redeemed.

          (e)  Redemption Priority and Preference.  The holders of the Series C
               ----------------------------------
Redeemable Preferred Stock shall be entitled to receive, prior and in preference to any other distribution, dividend or redemption payment of any assets of the Corporation, its payment of the Redemption Price pursuant to this Section 3.

     4.   Conversion.  The holders of the Series A and Series B Preferred Stock
          ----------
shall have conversion rights as follows (the "Conversion Rights"):

          (a)  Right to Convert.  Each share of Series A and Series B Preferred
               ----------------
Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A and Series B Preferred Stock. Each share of Series A and Series B Preferred Stock shall be convertible into the number of fully paid and non-

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assessable shares of Common Stock which results from dividing the Conversion
Price (as hereinafter defined) per share in effect for the Series A and Series B Preferred Stock at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial Conversion Price per share of Series A Preferred Stock shall be $4.00. The Conversion Value per share of the Series A Preferred Stock shall be $4.00. The initial Conversion Price per share of Series B Preferred Stock shall be $5.807. The Conversion Value per share of the Series B Preferred Stock shall be $5.807. The Conversion Prices of the Series A and Series B Preferred Stock shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of a series of Series A and Series B Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series.

          (b)  Automatic Conversion.  Each share of Series A and Series B
               --------------------
Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately upon (i) the closing of a bona fide, firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock in which (a) the public offering price equals or exceeds $11.6140 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalization) and (b) the aggregate gross proceeds raised equals or exceeds $10,000,000 or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series B Preferred Stock.

          (c)  Mechanics of Conversion.  Before any holder of Series A or
               -----------------------
Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A or Series B Preferred Stock and shall give written notice to the Corporation at such office that the holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A or Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A or Series B Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 4(b) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section 4(b)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)  Fractional Shares.  In lieu of any fractional shares to which the
               -----------------
holder of Series A or Series B Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock on the effective date of conversion as determined in good faith by the Board of Directors of the Corporation. Such payment shall be determined on the basis of the total number of shares of Series

A or Series B Preferred Stock of each holder to be converted at such time into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (e)  Adjustment of Conversion Price.  The Conversion Price of the
               ------------------------------
Series A and Series B Preferred Stock shall be subject to independent adjustment from time to time as follows:

               (i) If at any time from time to time the Corporation shall issue or is deemed by the express provisions hereof to have issued, after the date upon which any shares of Series B Preferred Stock were first issued, any Common Stock other than "Excluded Stock", as defined below, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Sections 4(e) (iii), (iv) (v) and (vi)), the Conversion Price in effect immediately after each such issuance shall forthwith (except as provided in this Section 4(e)) be reduced to a price (calculated to the nearest cent) determined by multiplying the Conversion Price then in effect by a fraction:

                    (A) the numerator of which shall be the total number of shares of Common Equity outstanding (including any shares of Common Stock issuable upon conversion of Series A or Series B Preferred Stock, or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause
(ii) below) immediately prior to such issuance ("Outstanding Common"), plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and

                    (B) the denominator of which shall be the Outstanding Common plus the additional shares of Common Equity issued in such issuance (including any shares of Common Stock issuable upon conversion of Series A or Series B Preferred Stock, or deemed to have been issued pursuant to subdivision
(3) of this clause (i) and to clause (ii) below, but not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the Conversion Price resulting from such issuance).

                    For purposes of any adjustment of the Conversion Price pursuant to this clause (i), the following provisions shall be applicable:

                         (1)  In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (2)  In the case of the issuance of Common Stock for a
consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the Corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such
                      --------  -------
determination, the Corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the Board of Directors of the Corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                         (3)  In the case of the issuance of (i) options to
purchase or rights to subscribe for Common Stock (other than Excluded Stock),
(ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(e)(i):

                              (A)  the aggregate maximum number of shares of
Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights (without taking into account potential antidilution adjustments for the Common Stock covered thereby;

                              (B)  the aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                              (C)  on any change in the number of shares of
Common Stock deliverable or in the consideration payable to the Corporation upon exercise of any such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, including, but not limited to, a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall forthwith be readjusted to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights, conversion or exchange of such securities;

                              (D)  on the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                              (E)  The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to Sections 4(e)(i)(B)(3)(A) and 4(e)(i)(B)(3)(B) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Sections 4(e)(i)(B)(3)(C) and 4(e)(i)(B)(3)(D).

                              (F)  Notwithstanding any other provisions of this
Section 4(e)(i), except to the limited extent provided for in Sections 4(e)(i)(B)(3)(C) and 4(e)(i)(B)(3)(D), no adjustment of the Conversion Price pursuant to this Section 4(e)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

               (ii) "Excluded Stock" shall mean:

                    (A) all shares of Common Stock issued and outstanding on the date this document is filed with the Delaware Secretary of State;

                    (B) all shares of capital stock issued upon exercise or conversion of all currently outstanding securities exercisable for or convertible into, capital stock of the Corporation;

                    (C) all shares of Series A and Series B Preferred Stock and the Common Stock into which such shares of Series A and Series B Preferred Stock are convertible;

                    (D) all shares of Series C Preferred Stock and the Common Stock issued pursuant to that certain Series C Redeemable Preferred Stock Purchase Agreement dated as of June 9, 1999;

                    (E) all shares of Common Stock issued pursuant to a transaction described in Section 4(e)(iii) hereof;

                    (F) all shares of Class B Common Stock issued and outstanding on the date this document is filed with the Delaware Secretary of State and the Common Stock issuable to a holder of Class B Common Stock in connection with a Conversion Event under Article Five, Section 5 hereof;

                    (G) all shares of Common Stock, including warrants or options to purchase such shares of Common Stock issued, upon the approval of the Board of Directors of the Corporation, to employees, officers, directors and consultants of the Corporation pursuant to any plan or arrangement, but, for purposes of any adjustment of the Conversion Price of the Series B Preferred Stock only, prior to February 28, 2000, not exceeding 744,574 shares (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) of Common Stock (net of any repurchases of such shares or cancellations, or expirations of options);

                    (H) all securities issued to equipment lessors, banks, financial institutions or similar entities in transactions approved by the Board of Directors, the principle purpose of which is other than the raising of capital;

                    (I) all securities issued in a merger or acquisition that is approved by the Board of Directors;

                    (J) all securities issued pursuant to any transactions approved by the Board of Directors primarily for the purpose of (A) joint ventures, technology licensing or research and development activities, (B) distribution or manufacture of the Corporation's products or services, or (C) any other transactions involving corporate partners that are primarily for purposes other than raising capital; or

                    (K) all securities issued if the holders of a majority of the then outstanding shares of Series A or Series B Preferred Stock the Conversion Price of which may be subject to adjustment upon such issuance agree in writing that such securities shall constitute Excluded Stock.

                    All outstanding shares of Excluded Stock (including any shares issuable upon conversion of the Series A or Series B Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of
Section 4(e)(i) above.

             (iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of Series A or Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A or Series B Preferred Stock shall be increased in proportion to such increase of outstanding shares.

               (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A or Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (v) In case the Corporation shall distribute to holders of its Common Stock shares of its capital stock other than Common Stock (including options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), and such distribution is not deemed to be a payment of dividends under Section 1 hereof, then, in each such case, the holders of shares of Series A or Series B Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like and proportionate share of such distribution based upon the number of shares of Common Stock into which Preferred Stock is convertible.

               (vi) Except as provided in Section 2 hereof, in case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares governed by any other provision of this subsection (e)), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation, the shares of Series A or Series B Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted his shares of Series A or Series B Preferred Stock into Common Stock. In any such case, appropriate adjustments shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of such Series A or Series B Preferred Stock after the recapitalization to the extent that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Series A or Series B Preferred Stock) shall be applicable after that event and be nearly equivalent as practicable. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

               (vii) All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

               (viii)  For the purpose of any computation pursuant to this
Section 4(e), the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the closing sales price, or if no sale was reported, the average of the highest reported bid and the lowest reported offer prices, on the preceding business day as furnished by the National Quotation Bureau,

Incorporated (or equivalent recognized source of quotations); provided, however,
                                                              --------  -------
that if the Common Stock is not traded in such manner that the quotations referred to in this clause (viii) are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors of the Corporation, but if challenged by the holders of more than 50% of the outstanding Series A or Series B Preferred Stock then as determined by an independent appraiser selected by the Board of Directors of the Corporation with the cost of such appraisal to be borne by the challenging parties.

          (f)  Minimal Adjustments.  No adjustment in Conversion Price need be
               -------------------
made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

          (g)  No Impairment.  Without the consent of the majority of the
               -------------
outstanding shares of Series A or Series B Preferred Stock, the Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A or Series B Preferred Stock against impairment.

          (h)  Certificate as to Adjustments.  Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the Conversion Rate pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A or Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series A or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate of such series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversions of such holder's shares of Series A or Series B Preferred Stock.

          (i)  Notices of Record Date.  In the event of any taking by the
               ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Series A or Series B Preferred Stock at least fifteen (15) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

          (j)  Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A or Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A or Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such remedies as shall be available to the holder of such Series A or Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain stockholder approval of any necessary amendment to this Certificate of Incorporation.

          (k)  Notices.  Any notice required by the provisions of this Section
               -------
3 to be given to the holder of shares of Series A or Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          (l)  Reissuance of Converted Shares.  No shares of Series A or Series
               ------------------------------
B Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the Corporation.

     5.   Voting Rights.
          -------------

          (a)  Generally.  Except as provided in Section 5(b), the holder of
               ---------
each share of Series A and Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of stockholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

          (b)  Election of Directors.  The authorized number of directors of the
               ---------------------
Corporation shall be set forth in the Bylaws of the Corporation and may be increased or decreased by an amendment to such Bylaws in accordance with their provisions. Notwithstanding the foregoing, for so long as at least 500,000 shares of Series B Preferred Stock remain outstanding (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) and so long as at
least 1 share of Series C Redeemable Preferred Stock remains outstanding: (i) the authorized number of directors shall be seven (7); (ii) the holders of Series B Preferred Stock, voting separately as a class, shall be entitled to elect two (2) directors of the Corporation at each annual election of directors, and, so long as Trident Capital holds at least 250,000 shares of Series B Preferred Stock, one (1) of such directors shall be elected by Trident Capital;
(iii) the holders of Series C Redeemable Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation at each annual election of directors; and (iv) the Common Stock and Series A Preferred Stock, voting together as a single class, shall be entitled to elect four (4) directors at each annual election of directors.

          (c) Subject to Section 141 of the General Corporation Law, any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholder duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused by the removal, resignation or death of any such director who shall have been elected by a specified group of stockholders or the declaration by the Board of Directors that the office of such director is vacant because such director has been declared of unsound mind by a court of convicted of a felony may be filled by, and only by, the vote of the holders of a majority of the shares of such specified group given at a special meeting of such stockholders or by an action by written consent.

     6.   Protective Provisions.
          ---------------------

          (a) In addition to any other class vote that may be required by law, so long as any shares of Series B Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 60% of the then outstanding shares of Series B Preferred Stock:

               (i) materially alter or change the rights, preferences, privileges or restrictions of the Series B Preferred Stock;

               (ii) create a new class or series of shares having rights, preferences or privileges, or increase the number of authorized shares of any class or series having rights, preferences or privileges senior to or on a parity with the shares of Series B Preferred Stock;

               (iii) transfer or license any material assets of the Corporation to any person other than a wholly-owned subsidiary of the Corporation, unless such transaction is approved by all directors of the Corporation elected by holders of the Series B Preferred Stock;

               (iv)    extend the Series A or Series B Preferred Stock
Financings;

               (v) dissolve or liquidate the Corporation, or sell, convey or otherwise dispose of all or substantially all of its property or business, or merge into or effect a reorganization with any other Corporation (other than a wholly owned subsidiary Corporation) in which the stockholders of this Corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction, provided the transaction does not yield to the holders of Series B Preferred Stock at least $11.6140 per share of Series B Preferred Stock (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like);

               (vi) grant warrants or options (to purchase the Corporation's Common Stock) to strategic partners in excess of an aggregate of 3%, 2% and 1% (of the Corporation's fully-diluted capitalization) for the 12 months ended March 1, 2000, 2001 and 2002, respectively provided, however, that for the 12
                                           --------
months ended March 1, 2000, the 3% shall be adjusted to equal 3%(1-(x/219,574)) where x equals the amount of shares issued, in which Article Six Section 4(e)(ii)(F) is applicable, in excess of 525,000 shares; or

               (vii) amend or repeal the Corporation's Certificate of Incorporation or Bylaws in a manner that materially adversely affects the holders of Series B Preferred Stock.

          (b) In addition to any other class vote that may be required by law, so long as any shares of Series A and Series B Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A and Series B Preferred Stock, voting together as a class:

               (i)     increase the authorized number of shares of Preferred
Stock;

               (ii) approve the purchase, redemption or other acquisition of any Common Equity of the Corporation, other than as set forth in Section 6 hereof;

               (iii) authorize the payment of a cash dividend to any holders of any class or series of capital stock, other than a redemption of the share of Series C Redeemable Preferred Stock under Article Six, Section 3(b); or

               (iv) approve the liquidation or dissolution of the Corporation.

     7.   Consent to Distributions.  Each holder of Preferred Stock and each
          ------------------------
holder of Common Equity shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporations Code, Section 160 of the General Corporation Law of Delaware and the provisions hereof, to (i) distributions made by the Corporation in connection with the repurchase of shares of Common Stock (at cost) from employees, officers, directors or consultants of the Corporation in connection with the termination of their employment or services pursuant to agreements or arrangements approved by the Board of Directors of the Corporation and (ii) redemption of any shares of Class B Common Stock pursuant to Article Five hereof.

     SEVEN.    The Corporation is to have perpetual existence.

     EIGHT.    Except as set forth in Article Six, Section 5(b) hereof, the number of directors which constitute the whole Board of the Corporation shall be as specified in the Bylaws of the Corporation.

     NINE.     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

     TEN.      Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

     ELEVEN.   Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

     TWELVE.

          (a)  Limitation of Director's Liability.  To the fullest extent not
               ----------------------------------
prohibited by the General Corporation Law as the same exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director.

          (b)  Indemnification of Corporate Agents.  The Corporation may
               -----------------------------------
indemnify to the fullest extent not prohibited by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person's testator or intestate is or was a director, officer, employee benefit plan fiduciary, agent or employee of the Corporation or any predecessor of the Corporation or serves or served at the request of the Corporation or any predecessor of the Corporation as a director, officer, agent, employee benefit plan fiduciary or employee of another Corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.

          (c)  Repeal or Modification.  Neither any amendment or repeal of this
               ----------------------
Article Twelve, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article Twelve, shall eliminate or reduce the effect of this Article Twelve, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Twelve, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     4. The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

     5. The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Sections 228 and 245 of the General Corporation Law. The total number of outstanding shares of Common Stock of the Corporation is 198,000. The total number of outstanding shares of Class B Common Stock of the Corporation is 2,650,548. The total number of outstanding shares of Series A Preferred Stock is 231,250. The total number of outstanding shares of Series B Preferred Stock is 2,324,774. The number of shares held by stockholders who consented to this amendment in writing equaled or exceeded the required percentage. Pursuant to Section 228 of the General Corporation Law, prompt written notice of this amendment and restatement has been given to all stockholders who did not consent to this amendment.

           [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by Leonard McCurdy, its President, and attested by A. Hunter Farrell, its Assistant Secretary, this 9th day of June, 1999.


                                    bamboo.com, Inc.



                                    ______________________________________
                                    Leonard McCurdy,
                                    Chief Executive Officer


ATTEST:



_______________________________
A. Hunter Farrell,
Assistant Secretary